EMPLOYMENT AGREEMENT

I, Joseph Lacome, have received an Offer of Employment (the “Offer”) from Sierra Madre Mining, Inc. ("Sierra") as Director. As a condition of my employment with Sierra, and in consideration of my further employment with Sierra and my receipt of the compensation now and hereafter paid to me by Sierra, I agree to the following terms and conditions of this Employment Agreement (the "Agreement"):

1. At-will employment. I understand and acknowledge that my employment with Sierra is for an unspecified duration and constitutes "at-will" employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by an authorized representative of Sierra. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of Sierra or myself, with or without notice.

2. Confidential Information.

(a) Sierra Information.

(i) I agree at all times during the term of my employment and for six (6) months thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of Sierra, or to disclose to any person, firm or corporation for any reason or purpose whatsoever without prior written authorization of Sierra, any Confidential Information of Sierra.

(b) Former Employer Information. I agree that I will not, during my employment with Sierra, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises of Sierra any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that Sierra has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Sierra’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for Sierra consistent with Sierra’s agreement with such third party.

3. Compensation. I understand that, initially, my compensation while being employed with the Company will be $0 per year. At signing, I will receive stock options, consisting of 19,000,000 shares of Class B stock. The Option Agreement will be in writing separate to this agreement.

4. Interference. I agree that during the course of my employment and for a period of six (6) months immediately following the termination of my relationship with Sierra for any reason, whether with or without good cause or for any or no cause, at the option either of Sierra or myself, with or without notice, I will not, either directly or indirectly, interfere with Sierra’s opportunities, contracts, investors, and relationships, or with prospective contracts, investors, and relationships.

5. Return of Sierra Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, data and data compilations and other property delivered to or compiled by me by or on behalf of Sierra, or their representatives, vendors or customers which pertain to the business of Sierra, shall be and remain the property of Sierra, as the case may be, and be subject at all times to Sierra’s discretion and control. Likewise, all correspondence, reports, records, documents, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Sierra, which is collected or held by me in whatever format whether documentary or on hard drives, or computer disks, etc. shall be delivered promptly to Sierra, without request by Sierra, upon termination of my employment, regardless of whether such termination was voluntarily or involuntarily, or for any reason, whether with or without good cause or for any or no cause.

6. Representations. I agree to execute now or in the future any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Sierra. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

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7. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This agreement will be governed by the laws of the state of Delaware without regard for conflicts of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the state of Delaware for any lawsuit filed there against me by Sierra concerning my employment or the termination of my employment or arising from or relating to this agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between Sierra and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Serving as Director with other Corporations – The Company agrees to allow employee to work for other corporations as a Director, and to continue to work independently as a lawyer, provided that prospective clients are not in direct competition with Sierra Madre. Sierra Madre may waive any conflict by approval of the Board.

8. I acknowledge and agree to each of the following items:

(a) I am executing this Agreement voluntarily and without any duress or undue influence by Sierra or anyone else; and (b) I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth below: 11/7/13

SIERRA MADRE MINING, INC: EMPLOYEE:

By:	/s/ Joseph Lacome	By:	/s/ Joseph Lacome

Name:	Joseph Lacome	Name:	Joseph Lacome

Title:	Director

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